Exhibit 99.1

Unitil Contact:	NiSource Contact:
George Gantz	Tom Cuddy
603-773-6569	219-647-5581
gantz@unitil.com	tcuddy@nisource.com

Investors:	Investors:
Mark Collin	Randy Hulen
603-773-6612	219-647-5688
collin@unitil.com	rghulen@nisource.com
Unitil to Purchase Northern Utilities from NiSource Inc.
Hampton, NH, and Merrillville, Ind. – February 19, 2008: Unitil Corporation (AMEX: UTL) and NiSource Inc. (NYSE:NI) today announced that Unitil has agreed to purchase Northern Utilities, Inc, (“Northern”) and Granite State Gas Transmission, Inc. (“Granite”), from NiSource for $160 million plus an estimated $25 million for natural gas storage inventory and other working capital items. The purchase is expected to be financed by newly issued common stock and debt. The transaction, which is expected to close by the fourth quarter of 2008, is subject to approval by the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission, and review by certain federal agencies.
“Northern Utilities is a natural fit for Unitil,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “Our New Hampshire electric distribution operations already share many customers and communities with Northern and the acquisition underscores Unitil’s commitment to the region. We look forward to welcoming Northern’s employees to the Unitil companies and to delivering the same high quality service to our new customers that we have long provided to our current customers.”
Northern Utilities is a local natural gas distribution utility serving 52,000 customers in 44 communities in Maine and New Hampshire. Northern has 78 full-time employees. Granite’s operations consist of 86 miles of FERC-regulated gas transmission pipeline primarily located in Maine and New Hampshire. Granite’s principal business is delivering natural gas transportation services to Northern and providing access to inter-state natural gas pipeline supplies. Upon consummation of the transaction, both Northern and Granite would become wholly owned subsidiaries of Unitil Corporation.
“This acquisition significantly strengthens our gas utility operations and increases our customer base by 40%,” according to Mr. Schoenberger. “We believe natural gas provides a clean and economical energy option for residents and businesses in the region.”
NiSource Inc. acquired Northern and Granite in 1999 as part of the company’s larger acquisition of Bay State Gas Company (Bay State), which serves nearly 300,000 residential, commercial and industrial natural gas customers in Massachusetts. NiSource is retaining ownership of Bay State as a core component of the company’s long-term, investment-driven growth strategy.
“This transaction provides a true ‘win-win’ outcome,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr., noted. “Unitil is acquiring a quality set of assets uniquely suited to its growth strategy, while NiSource is able to focus even more closely on its own long-term growth plan, which centers on commercial development and expansion of our natural gas pipeline and storage business, as well as investment-driven growth at our core regulated utility businesses, including Bay State. We expect this transaction to provide benefits to the customers, employees and shareholders of both companies.”
Unitil is being advised in this transaction by RBC Capital Markets Corporation and by the law firm of Dewey & LeBoeuf. NiSource is being advised in the transaction by The Blackstone Group and by the law firm of Schiff Hardin.
About Unitil
Unitil (AMEX: UTL) (www.unitil.com) is a public utility holding company with utility subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts. Unitil serves 115,000 customers in 37 communities in the capital and seacoast regions of New Hampshire and in north central Massachusetts. Usource L.L.C., Unitil’s non-regulated business, offers energy brokerage services to large energy users throughout the northeast.
About NiSource
NiSource Inc. (NYSE: NI)(www.nisource.com), based in Merrillville, Indiana, is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within a geographic corridor stretching from the Gulf Coast through the Midwest to New England.
Concerning Forward Looking Statements
This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to, the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation and NiSource Inc. For a detailed discussion of the important factors that affect Unitil and NiSource and that could cause actual results to differ from those expressed or implied in their forward-looking statements, please refer to Unitil’s Annual Report on Form 10-K for the year ended December 31, 2007, and NiSource’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, each of which has been filed with the Securities and Exchange Commission.